Exhibit 99.4


FOR IMMEDIATE RELEASE


Contacts:
Savannah Foods:       F. Sprague Exley - (912) 234-1261
Florida Crystals:     Andrea Knibbs - (561) 833-2723
Edelman New York:     Maria Lilly - (212) 704-4448

               Savannah Foods to Merge With Florida Crystals

Second Largest Sugar Refiner in the United States to Merge with Privately-Held
     Raw Sugar Producer to Boost Efficiencies and Competitive Position


Savannah, GA, July 15, 1997 - Savannah Foods & Industries, Inc. (NYSE:
SFI), a sugar refiner and distributor based in Savannah, Georgia, has announced an agreement to merge with Florida Crystals, Inc., which will comprise the Florida based sugar and related operations of Flo-Sun Incorporated. The merged company will have current annual revenues on a pro-forma basis of approximately $1.5 billion and assets in excess of $1 billion. Flo-Sun is a privately held diversified agricultural, real estate and resort company. The Dominican Republic operations and other holdings of Flo-Sun are not part of this transaction.

Flo-Sun will hold 39.4 percent of the equity in the merged company, other Florida Crystals shareholders will hold 19.1 percent of the equity with the remaining 41.5 percent to be held by Savannah Foods' shareholders. The shares of the combined company to be held by Flo-Sun, Inc. will each have eight votes per share and will represent approximately 83 percent of the voting power of the outstanding shares. All other shares will have one vote per share. The merger is subject to the approval of the Savannah Foods' shareholders and is expected to close in October.

Alfonso Fanjul, Chairman and Chief Executive Officer of Florida Crystals and J. Pepe Fanjul, Florida Crystal's Vice Chairman, President and Chief Operating Officer, will both assume the same positions in the combined company. William W. Sprague, III, President of Savannah Foods, will be president of the new company's refining division which includes Michigan Sugar Company, Dixie Crystals Brands, Savannah Foods Industrial and the Florida Crystals cane refinery business. He will also serve on the Board of Directors of the new company with R. Eugene Cartledge, the Chairman of Savannah Foods and two other Savannah Foods directors.

Mr. Cartledge said, "We believe this merger is the best method to assure long-term value to Savannah Foods' stockholders in light of the increasingly competitive environment for sugar refiners, the likelihood of significant refining over-capacity and the difficulty in obtaining raw sugar in such an environment. The transaction will help stabilize Savannah's historically cyclical earnings, lower the combined company's costs through vertical integration providing pre-tax synergies of approximately $20 million and create a larger and more stable base for future growth. Management believes that all of these factors, while they result in earnings per share lower than the current cyclical peaks, should result in a stronger combined company that can command a higher P/E multiple for the stock."

William Sprague, President of Savannah Foods said, "This merger is a continuation of our strategy to strengthen our sugar business. We have created a vertically integrated company that will address the strategic challenges of being a non-integrated refiner, including the risk of continued sourcing of raw sugar and will enhance our ability to withstand the competitive pressures of the new refining capacity. After the merger, we will be one of the strongest, most efficient, and most competitive sugar companies in the United States. Savannah Foods has a long-standing relationship with Florida Crystals and in partnering with them, we will further enhance our ability to pursue internal and acquisition-related growth in the domestic and international markets. This positions us to become the preeminent sugar company in the U.S. creating value for our employees, shareholders and customers over the long-term."

Alfonso Fanjul, Chairman and Chief Executive Officer of Florida Crystals said, "The merger of Florida Crystals and Savannah Foods makes strategic sense, financial sense and has the right chemistry for growth. It combines two complementary businesses, a low-cost raw sugar producer with a low-cost refiner, and positions us to realize significant operating benefits. We will be able to reduce raw sugar transportation costs; lower working capital expenses by providing direct access to raw sugar production; capitalize on a well-established sales, marketing and distribution network; and eliminate redundant expenses. This merger will integrate operations all the way from the farm to the supermarket."

"The new company will boast a strong balance sheet, and more importantly, provide increased earnings stability for the refinery business which is dependent on raw sugar supply," said J. Pepe Fanjul, Vice Chairman, President and Chief Operating Officer of Florida Crystals. "The new company will have one-third of the overall raw sugar supply required to assure full capacity for our refineries, thereby reducing earnings fluctuations and providing a more stable based for continued growth in a highly competitive market-place."

The Fanjul family, now in its fifth generation in the sugar business, founded the Florida operations in 1960. Florida Crystals has expanded to become one of the largest sugar producers in Florida, farming approximately 180,000 acres of sugar cane fields in Palm Beach County with more than 3,000 employees. The company is also recognized as the first fully integrated sugar company in the United States with operations ranging from the planting and farming of sugar cane to the milling and refining of sugar under the Florida Crystals(R) label.

Founded on family-owned traditions, Savannah Foods is now an 80 year-old company and major supplier of grocery and industrial sugars employing 2,000 people. Best know for its Dixie Crystals(R) product line, the company reported $1.2 billion in sales for fiscal 1996. The company operates three refineries, four sugarbeet factories, and four packaging facilities to distribute products across the United States; to industrial users and to the grocery and food-service industry.

Florida Crystals, which will be created prior to the merger had on a pro-forma basis, a strong balance sheet, at March 31, 1997, with equity of $348 million, cash of $66 million, total debt of $186 million and net income for the year then ended of $19.1 million as of March 31, 1997. Savannah Foods has a booked value of $191 million and net income of $22.5 million for the twelve months ending March 31, 1997.

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